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                                                                     EXHIBIT 5.1

                                        Business Objects S.A.
                                        European Headquarters
                                        157-159 rue Anatole France
                                        92300 Levallois -Perret
                                        France

                                        June 23, 2004

      Ladies and Gentlemen:

      In connection with the registration under the Securities Act of 1993, as amended (the "Act"), of up to a maximum number of 900,000 ordinary shares, nominal value 0.10 euro per ordinary share (the "Shares"), of Business Objects S.A., a societe anonyme organized under the laws of the Republic of France (the "Company"), we, as your French Counsel, have examined copies of the following documents:

      i. a certified copy of the twentieth resolution of the extraordinary general meeting of the shareholders of the Company held on June 10, 2004, authorizing inter alia the board of directors of the Company to issue 100,000 shares under the French Employees Savings Plan, (the "Savings Plan") to the benefit of employees of the Company who have adhered or will adhere to the Savings Plan and deciding the waiver of the preferential subscription right of the shareholders to the new shares to be issued;

      ii. a certified copy of the twenty-second resolution of the extraordinary general meeting of shareholders of the Company held on June 10, 2004 authorizing inter alia the board of directors of the Company to issue 325,000 shares pursuant to the 1995 International Employee Stock Purchase Plan, (the "1995 Purchase Plan") to the benefit of Business Objects S.A. Employee Benefits Trust and deciding the waiver of the preferential subscription right of the shareholders to the new shares to be issued;

      iii. a certified copy of the twenty-third resolution of the extraordinary general meeting of shareholders of the Company held on June 10, 2004 authorizing inter alia the board of directors of the Company to issue 475,000 shares pursuant to the 2004

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            International Employee Stock Purchase Plan (the "2004 Purchase
            Plan") to the benefits of 2004 Business Objects S.A. Employee Benefits Trust and deciding the waiver of the preferential subscription right of the shareholders to the new shares to be issued; and

      iv. copy of the by-laws (statuts) of the Company dated as of June 15, 2004 (the "Statuts");

together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

      In the context of such examination we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

      We are admitted to practice as avocats in the Republic of France. Our opinion set forth below is limited to the laws of the Republic of France as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

      Upon the basis of such examination, subject to any matter not disclosed to us by the parties concerned and subject to the board of directors taking such actions as shall be required to cause Shares to be issued under the resolutions and plans cited above, we advise you that, in our opinion, any Shares to be issued pursuant to the shareholders resolutions referred to in paragraphs (i),
(ii) and (iii) above, to the extent they are:

                  - issued in compliance with the shareholders resolutions referred to in paragraph (i), (ii) and (iii) above, the board of directors' decisions, the provisions of the relevant plan, the Statuts and then the applicable law, and

                  - are fully paid up in accordance with the shareholders resolutions referred to in paragraph (i), (ii) and (iii) above, the board of directors' decisions and the provisions of the relevant plan, will be validly issued and fully paid up.

      We have relied as to certain matters on information obtained from officials of the Company and other sources believed by us to be responsible.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons the consent of whom is required under Section 7 of the Act.

                                                          Very truly yours,

                                                    /s/ Shearman & Sterling LLP

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